EXHIBIT 99.01

KANA REPORTS RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2004

MENLO PARK, Calif. — November 9, 2004 — KANA® (NASDAQ: KANA), the leading provider of Service Resolution Management (SRM) solutions, today announced its results for the quarter ended September 30, 2004.

Revenues in the third quarter of 2004 were $12.4 million, including $3.8 million of license revenue. Revenues in the second quarter of 2004 were $9.6 million and revenues in the third quarter of 2003 were $13.8 million. Net loss on a GAAP basis was $3.4 million or $0.12 per share for the third quarter of 2004, compared to a net loss of $6.5 million or $0.22 per share for the second quarter of 2004, and a net loss of $4.1 million or $0.17 per share in the third quarter of 2003. The Company’s cash and short-term investments totaled $24.2 million at September 30, 2004.

“Global 2000 organizations are realizing that KANA’s Service Resolution Management solutions are critical for decreasing service costs, improving customer satisfaction, and increasing revenue,” said Chuck Bay CEO of KANA. “We are confident that our continued momentum with our integrator partners, absolute commitment to customer satisfaction and industry-leading customer service solutions will position KANA for long-term success and leadership within the industry.”

Corporate Recognition

In addition to securing a number of new customers in the third quarter of 2004, KANA was recognized with several industry accolades.

— Software Magazine named KANA to its annual Software 500, for the fifth consecutive year. The Software 500 is based on total worldwide software and service revenues.

— Leading independent research firm, Forrester Research, recognized two of KANA’s Service Resolution Management solutions, KANA Response and KANA IQ, with top scores in the Agent Collaboration Tools, e-Mail Response Management, Interaction Tracking and Customer History, and Technology/Architecture categories.

“Our solutions enable our customers to reduce costs associated with the inquiry resolution process in the call center, the most cost-intensive aspect of customer service,” said Tim Angst, executive vice president of worldwide operations at KANA. “Organizations today are realizing the value in KANA’s Service Resolution Management solutions.”

Quarterly Conference Call

KANA Software, Inc. will hold its third quarter 2004 earnings conference call on Tuesday, November 9, 2004 at 1:45 p.m. (PST) / 4:45 p.m. (EST). Investors are invited to listen to KANA’s quarterly conference call on the investor relations section of the Web site at www.kana.com. A replay of the Web cast will also be available at www.kana.com for a week following the completion of the call.

About KANA

KANA is the leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced web architecture, KANA’s solutions are in use at more than half of the world’s largest 100 companies. For more information visit www.kana.com

Cautionary Note Regarding Forward-looking Statements Under the Private Securities

Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA’s expected revenue, operating results, cash flows, long-term success, new business and market position. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; inability to manage our business in light of recent personnel reductions; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on eCRM and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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NOTE: KANA and KANA iCARE are registered trademarks of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contacts:

Jessica Hohn

KANA

508/598-3356

jhohn@kana.com

Carolyn Bass

Market Street Partners

415/445-3232

carolyn@marketstreetpartners.com

Stephanie Beagan

PAN Communications

978/474-1900

kana@pancomm.com

KANA SOFTWARE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and short-term investments	$24,191	$32,956
Accounts receivable, net	2,528	7,908
Prepaid expenses and other current assets	2,976	3,527

Total current assets	29,695	44,391
Restricted cash	202	461
Property and equipment, net	12,258	15,435
Intangible assets, principally goodwill	8,938	7,448
Other assets	2,111	2,143

Total assets	$53,204	$69,878

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$3,427	$3,427
Accounts payable	2,605	2,238
Accrued liabilities	9,356	10,678
Accrued restructuring costs	2,701	3,336
Deferred revenue	18,252	20,544

Total current liabilities	36,341	40,223
Deferred revenue, less current portion	1,087	1,265
Accrued restructuring, less current portion	5,207	6,858

Total liabilities	42,635	48,346
Total stockholders’ equity	10,569	21,532

Total liabilities and stockholders’ equity	$53,204	$69,878

KANA SOFTWARE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License	$3,827	$5,083	$9,459	$17,617
Maintenance	7,644	7,573	23,175	23,300
Professional Services	939	1,177	2,643	3,080

Total revenues	12,410	13,833	35,277	43,997

Cost of revenues:
License	170	578	1,175	2,003
Maintenance	1,233	1,368	4,003	4,152
Professional Services	1,006	1,013	3,117	3,299

Total cost of revenues	2,409	2,959	8,295	9,454

Gross profit	10,001	10,874	26,982	34,543

Operating expenses:
Sales and marketing	6,523	6,854	18,873	22,178
Research and development	4,844	4,718	14,906	16,741
General and administrative	1,588	1,946	5,785	7,522
Amortization of intangible assets and stock-based compensation	341	1,380	1,297	5,898

Total operating expenses	13,296	14,898	40,861	52,339

Operating loss	(3,295)	(4,024)	(13,879)	(17,796)
Other income/(loss), net	(4)	5	154	112
Income tax expense	(78)	(35)	(153)	(129)

Net loss	$(3,377)	$(4,054)	$(13,878)	$(17,813)

Basic and diluted net loss per share	$(0.12)	$(0.17)	$(0.48)	$(0.77)

Shares used in computing basic and diluted net loss per share	29,031	23,396	28,871	23,220